Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Agroz Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share (“Ordinary Shares”)	457(a)	2,500,000	$4.00		$10,000,000	$0.00015310	$1,531.00	–	–	–	–
	Equity	Ordinary Shares for over-allotment option	457(a)	375,000	$4.00		$1,500,000	$0.00015310	$229.65	–	–	–	–
	Equity	Ordinary Shares underlying Representative’s warrants	457(g)	125,000	$4.80	(2)	$600,000	$0.00015310	$91.86	–	–	–	–

Fees Previously Paid	–	–	–	–	–		–	–	–
Carry Forward Securities
Carry Forward Securities									–
	Total Offering Amounts								$12,100,000
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$1,852.51

(1)	Rounded up to the nearest cent.
(2)	This is the exercise price of the Representative’s warrants, or 120% of the offering price of the Ordinary Shares.